Exhibit 2

                   SUBSTITUTION OF SUCCESSOR RIGHTS AGREEMENT
                     AND AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     WHEREAS, as of January 23, 1998, Oak Hill Financial, Inc., an Ohio corporation (the "Company"), and The Fifth Third Bank, an Ohio banking association ("Fifth Third"), entered into a Rights Agreement (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 22 of the Rights Agreement, Fifth Third has resigned as Rights Agent under the Rights Agreement effective as of December 26, 2000; and

     WHEREAS, the Corporation has appointed Registrar and Transfer Company, a New Jersey corporation with its principal place of business at 10 Commerce Drive, Cranford, NJ 07016 ("RTC"), as successor Rights Agent under the Rights Agreement, and RTC has agreed to accept such appointment, as of December 26, 2000;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Successor Rights Agent. Effective as of December 26, 2000, RTC shall serve as Rights Agent under the Rights Agreement, as successor to Fifth Third, and from and after that date shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent as of January 23, 1998, without further act or deed. Notices to RTC with respect to its responsibilities under the Rights Agreement shall be mailed to:

                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016
                            Attn.: William P. Tatler

     Section 2. Amendment to Section 2. RTC and the Company hereby agree that from and after December 26, 2000, Section 2 of the Rights Agreement shall be amended to read in its entirety as follows:

          "Section 2 Appointment of Rights Agent. The Company hereby appoints Registrar and Transfer Company as the Rights Agent to act as agent for the Company and the holders of the Rights (who prior to the Distribution Date shall also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine."

          Section 3. Amendment to Section 3(d).RTC and the Company hereby agree that from and after December 26, 2000, Section 3(d) of the Rights Agreement shall be amended to read in its entirety as follows:

               "(d) Certificates issued for Common Shares after the Record Date (including, without limitation, upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, the Redemption Date and the Expiration Date, shall have printed on, written on or otherwise affixed to them the following legend:

                    This  certificate  also  evidences  and  entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of January 23, 1998, and as amended December 26, 2000, and as it may be further amended from time to time (the "Rights Agreement"), between Oak Hill Financial, Inc. (the "Company") and Registrar and Transfer Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Rights beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) and by any subsequent holder of such Rights are null and void.

         With respect to such certificates containing the foregoing legend, until the earliest of the Distribution Date, the Redemption Date and the Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby."

          Section 4. Amendment to Rights Agent's Principal Office. RTC and the Company hereby agree that from and after December 26, 2000, those sections of the Rights Agreement referring to the principal offices of the Rights Agent as Jackson, Ohio, shall be, in each and every case, amended to designate the principal offices of the Rights Agent as Cranford, New Jersey.

          Section 5. Amendment to Section 22. RTC and the Company hereby agree that from and after December 26, 2000, Section 22 of the Rights Agreement shall be amended by deleting the fifth sentence thereof and in its place substituting the following sentence to read in its entirety as follows:

                  "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized, doing business and in good standing under the laws of the United States (or of any state of the United States so long as such corporation is authorized to conduct a stock transfer or corporate trust business in the State of Ohio, the State of New York or the State of New Jersey), which is authorized under such laws to exercise stock transfer or corporate trust powers, is subject to supervision or examination by Federal or state authority and is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended."

         IN WITNESS WHEREOF, RTC and the Corporation have executed this agreement as of the 26th day of December, 2000.

                                      REGISTRAR AND TRANSFER COMPANY



                                      By:/s/ William P. Tatler
                                         --------------------------------------
                                         William P. Tatler, Vice President


                                      OAK HILL FINANCIAL, INC.



                                      By:/s/ John D. Kidd
                                         --------------------------------------
                                         John D. Kidd, Chairman of the Board and
                                         Chief Executive Officer